UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 16, 2014

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

660 Madison Avenue, Suite 1700 New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 17, 2014, SIGA Technologies, Inc., a Delaware corporation (“SIGA”), entered into a Stipulation and Agreed Order (“Stipulation and Order”) with General Electric Capital Corporation (“GE Capital”), in its capacity as Agent (as such term is defined in that certain Loan and Security Agreement dated as of December 31, 2012 (as amended, the “Loan Agreement”)) for the Lenders under the Loan Agreement, in connection with the Chapter 11 Case (as defined below).

Pursuant to the Stipulation and Order, which was approved by the Court (as defined below) on September 17, 2014:

•	SIGA can continue to use cash as to which the Agent has a lien;

•	SIGA will continue to make its regularly scheduled interest (at the non-default rate) and amortization payments on the term loan under the Loan Agreement;

•	The revolving loan commitment under the Loan Agreement, as to which no borrowings are outstanding, will be terminated;

•	SIGA will pay $70,000 to GE Capital in full satisfaction of all amounts payable under the Loan Agreement in connection with the termination of the revolving loan commitment;

•	SIGA will maintain a minimum balance of $4 million in a specified account as collateral for the obligations under the Loan Agreement; and

•	SIGA and GE Capital reserve their respective rights as to whether interest at the default rate is payable, and if it is determined that it is payable, such amount, less the $70,000 payment referred to above, shall be added to the amount of the obligations under the Loan Agreement.

So long as the Stipulation and Order is in effect, GE Capital will not seek to take any action to accelerate the indebtedness under the Loan Agreement or exercise any remedies.

Item 1.03  Bankruptcy or Receivership.

On September 16, 2014, SIGA issued a press release announcing that it filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”), Case No. 14-12623 (the “Chapter 11 Case”).

SIGA commenced the Chapter 11 Case to preserve and to assure its ability to satisfy its commitment to supply Tecovirimat, an antiviral smallpox drug being delivered to the U.S. Strategic National Stockpile under the Project BioShield Act of 2004. SIGA intends to operate during the chapter 11 period as a going concern for the benefit of the U.S. government and all economic stakeholders. The chapter 11 filing will ensure that SIGA continues to supply Tecovirimat pursuant to its contract with the Biomedical Advanced Research and Development Authority (BARDA), and is able to pursue what it believes is a meritorious appeal of a pending Delaware Chancery Court proceeding.

As disclosed previously in our Form 8-K filed August 12, 2014, on August 8, 2014, the Delaware Court of Chancery issued an opinion in the litigation initiated against SIGA in 2006 by PharmAthene, Inc. In that opinion, which SIGA believes was wrongly decided, the Court of Chancery determined, among other things, that PharmAthene is entitled to a lump sum damages award in an as yet unspecified amount, with interest and fees, based on United States government purchases of SIGA's smallpox drug allegedly anticipated as of December 2006. The amount of the total judgment to be decreed by the Court of Chancery is likely to be substantial, and enforcement of that judgment by PharmAthene would jeopardize SIGA's viability and ability to produce and deliver Tecovirimat.

The commencement of the Chapter 11 Case will prevent PharmAthene from taking any enforcement action at this time and also will permit SIGA's intended appeal to go forward.

In addition, on September 17, 2014, SIGA issued a press release announcing that it has received Bankruptcy Court approval of  “first-day” motions that it filed on September 16, 2014, the date on which it commenced the Chapter 11 Case.  The approval of these “first-day” motions by the Bankruptcy Court will allow SIGA’s operations to continue during the pendency of the Chapter 11 Case.

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure set forth under Items 1.01 and 1.03 above are hereby incorporated by reference into this Item 2.04.

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2014, SIGA received correspondence from The NASDAQ Stock Market, LLC (“Nasdaq”) that its staff, after reviewing the announcement by SIGA that it had commenced the Chapter 11 Case, determined that SIGA’s securities will be delisted from the Nasdaq Stock Market and that, unless SIGA requests an appeal of this determination pursuant to the procedures set forth in the Nasdaq Listing Rules, trading of SIGA’s common stock will be suspended at the opening of business on September 25, 2014, and Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission which will remove SIGA’s securities from listing and registration on The Nasdaq Stock Market. The determination of Nasdaq was pursuant to Listing Rules 5101, 5110(b), and IM-5101-1. SIGA anticipates requesting an appeal of the determination of Nasdaq pursuant to the Nasdaq Listing Rules. SIGA’s common stock will remain listed on the Nasdaq Global Market pending the outcome of the hearing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Stipulation and Interim Order Regarding Use of Cash Collateral and Adequate Protection, dated September 17, 2014, by and between SIGA Technologies, Inc. and General Electric Capital Corporation

99.1	Press Release, dated September 16, 2014

99.2	Press Release, dated September 17, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

	By:	/s/ Daniel J. Luckshire
	Name:	Daniel J. Luckshire
	Title:	Chief Financial Officer

Date: September 18, 2014